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Exhibit 23.4

CONSENT OF INDEPENDENT AUDITOR

        We consent to the use in this Amendment No. 1 of Registration Statement No. 333-115344 relating to an exchange offer for $250 million 11% Senior Secured Notes due 2010 and $100 million Senior Secured Floating Rate Notes due 2008 of Huntsman Advanced Materials LLC and subsidiaries of our reports on the consolidated and combined financial statements of Huntsman Advanced Materials (Belgium) BVBA (the "Company") dated September 17, 2004 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the comparability and presentation of the Company's consolidated and combined financial statements before and immediately after the business combination between Vantico Group S.A. and Huntsman Advanced Materials LLC, and to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets") appearing in the Prospectus, which is a part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus:

Deloitte & Touche Reviseurs d'Entreprises S.C. sfd S.C.R.L.

Represented by Fabio De Clercq, Partner

Diegem, Belgium
December 20, 2004

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  Exhibit 23.4
CONSENT OF INDEPENDENT AUDITOR